EXHIBIT 99.1
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY REPORTS FISCAL 2006 SECOND QUARTER RESULTS; OPERATING INCOME UP 11%
Union, New Jersey — October 18, 2005 — TransTechnology Corporation (OTC:TTLG) today reported that fiscal second quarter 2006 operating income increased 11% to $2.2 million from $2.0 million in the prior year period. Adjusted EBITDA, as described under non-GAAP Financial Measures in this press release, for the second quarter of fiscal 2006 rose 5% to $2.5 million from last year’s $2.4 million. The Company reported a net loss of $0.1 million or $.02 per diluted share for the second quarter of the fiscal year ending March 31, 2006 compared to a net loss of $0.5 million or $.07 per diluted share in the year earlier period. Net sales for the fiscal 2006 second quarter decreased 15% to $13.0 million from $15.2 million for the corresponding period of last year.
For the six months ended September 25, 2005 the Company reported that operating income increased 23% to $4.7 million from $3.8 million in the prior year period. Adjusted EBITDA for the first half of fiscal 2006 rose 15% to $5.3 million from last year’s $4.6 million. Net sales decreased 13% to $26.0 million from the prior year’s first half sales of $29.8 million. Net income for the six months of the current fiscal year was $0.1 million or $.01 per diluted share. For last fiscal year’s first half the Company reported a net loss of $1.1 million or $.17 per diluted share.
New orders were up 12% to $15.5 million in the second quarter of fiscal 2006 from $13.8 million in the first quarter, although less than the $17.3 million booked in last fiscal year’s second quarter. The Company’s book-to-bill ratio for the second quarter was 1.19 compared to 1.06 in the first quarter and 1.14 in last year’s second quarter. The Company’s backlog grew to $38.4 million at the end of the second quarter compared to $35.9 million at the end of the first quarter, $35.1 million at the beginning of the fiscal year, and $37.7 million one year ago.
Second quarter reflects lower sales and lower S G & A costs
Robert L. G. White, President and Chief Executive Officer of the Company, said, “As we noted at the end of the first quarter, we expected our sales in the second quarter to be lower than those reported in last year’s second quarter as a result of customer requested delivery dates and the completion of the HLU-196 Bomb Hoist project in fiscal 2005. Sales of Overhaul and Repair products were up $0.7 million, or 23% from last year’s second quarter, while new
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation — October 18, 2005 Fiscal 2006 Second Quarter Earnings Release	Page 2 of 5

equipment sales were down $2.8 million or 34% from last year’s second quarter, half of which was attributable to reduced weapons handling shipments.”
Mr. White continued, “Primarily as a result of the change in our product mix to higher margin overhaul and repair product from generally lower margin new equipment, our overall gross margin increased to 42% in the second quarter from 41% in the second quarter of last year, but was lower than the 43% gross margin in the first quarter when spare parts constituted a higher percentage of sales. Selling, general and administrative expenses were $1.0 million or 23% lower than in last year’s second quarter, primarily due to a $0.3 million reduction in the costs associated with the government investigation, lower liability insurance premiums, and lower incentive compensation accruals. As a result of our refinancing in last year’s third quarter, interest expense was $0.5 million lower in this year’s second quarter than in last year’s same period, and was $1.1 million lower for the comparable six month periods.”
Mr. White said, “The critical importance of our equipment was illustrated during the recent catastrophes in the Gulf region. During Hurricane Katrina, more than 5,000 people were rescued by hoist equipped helicopters. We are very proud of the brave men and women who risk their lives to save others using our equipment. We are proud to serve them, and we never take our eyes off of the mission they are charged with or our role in providing them the equipment they rely on.”
Outlook for Fiscal 2006 unchanged
“Our outlook for the remainder of this fiscal year remains unchanged from our last quarter’s update”, continued Mr. White. “We continue to believe that our business is on track to achieve our goals for the fiscal year of $64.5 million in revenues and $13.5 million of EBITDA. Based on orders received to date and projected shipping schedules, we expect our sales for the third and fourth quarters to be above the levels from last year.”
Consideration of alternatives to maximize shareholder value
Mr. White said, “We are very pleased to have concluded the previously announced settlement with the United States Attorney’s office relative to the resolution of the issues associated with the investigation of our repair and overhaul business over the past two years. We gladly put this matter behind us and can now move forward with our efforts to improve the value of our company for its shareholders. As we have said before, we have been working for some time on a project that will assist us in strengthening our balance sheet by replacing the very expensive debt through increasing our equity. If such a plan were implemented, it could prove to be dilutive to current shareholders. Recognizing this, we have a parallel project that is evaluating other alternatives that may capture the value of the business for today’s shareholders. We are working with advisors for each project, and our Board hopes to make a decision as to which path to take during the fiscal fourth quarter.”
TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $62.9 million in the fiscal year ended March 31, 2005.

TransTechnology Corporation — October 18, 2005 Fiscal 2006 Second Quarter Earnings Release	Page 3 of 5

Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and interest and other income/expense) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the Company’s ability to meet debt service requirements so that investors may better assess and understand the Company’s underlying operating performance. The Company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of (i) adjusted EBITDA to reported net income (loss) and (ii) operating income to gross profit are set forth following the balance sheet information contained in this press release.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and the Form 10-Q for the first quarter ended June 26, 2005.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

TransTechnology Corporation — October 18, 2005 Fiscal 2006 Second Quarter Earnings Release	Page 4 of 5

TransTechnology Corporation
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/25/05	9/26/04	9/25/05	9/26/04

Net sales	$12,997	$15,249	$25,979	$29,797
Cost of sales	7,551	9,050	14,896	17,761

Gross profit	5,446	6,199	11,083	12,036

General, administrative and selling expenses	3,232	4,201	6,386	8,224
Interest expense	2,361	2,885	4,556	5,681
Interest and other (income) expense—net	18	(82)	(19)	(69)

Income (loss) before income taxes	(165)	(805)	160	(1,800)

Provision (benefit) for income taxes	(63)	(306)	61	(684)

Net income (loss)	$(102)	$(499)	$99	$(1,116)

Basic earnings per share:
Net income (loss)	$(0.02)	$(0.07)	$0.01	$(0.17)

Diluted earnings per share:
Net income (loss)	$(0.02)	$(0.07)	$0.01	$(0.17)

Weighted average basic shares	6,700,000	6,682,000	6,699,000	6,676,000
Weighted average diluted shares	6,700,000	6,682,000	6,725,000	6,676,000
BALANCE SHEET INFORMATION

	9/25/05	3/31/05

Current assets	$29,378	$30,595
Property, plant and equipment — net	5,025	4,492
Other assets	40,754	41,351

Total assets	$75,157	$76,438

Current portion of long-term debt and short term borrowings	$3,149	$3,465
Other current liabilities	11,369	10,774

Total current liabilities	14,518	14,239
Long-term debt	56,833	57,868
Other non-current liabilities	9,964	10,690
Stockholders’ deficit	(6,158)	(6,359)

Total liabilities and stockholders’ deficit	$75,157	$76,438

TransTechnology Corporation — October 18, 2005 Fiscal 2006 Second Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	9/25/05	9/26/04	9/25/05	9/26/04

Net sales	$12,997	$15,249	$25,979	$29,797
Cost of sales	7,551	9,050	14,896	17,761

Gross Profit	5,446	6,199	11,083	12,036

SG&A — operations	2,133	3,016	4,223	5,976
Corporate office expenses	1,099	1,185	2,163	2,248

Total SG&A	3,232	4,201	6,386	8,224

Operating income	2,214	1,998	4,697	3,812

Add back: depreciation and amortization	299	396	594	806

Adjusted EBITDA	$2,513	$2,394	$5,291	$4,618

Net income (loss)	$(102)	$(499)	$99	$(1,116)
Provision (benefit) for income taxes	(63)	(306)	61	(684)
Depreciation and amortization	299	396	594	806
Interest expense	2,361	2,885	4,556	5,681
Interest and other (income) expense -net	18	(82)	(19)	(69)

Adjusted EBITDA	$2,513	$2,394	$5,291	$4,618

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